October 26, 2018

John J. Stephens
Senior Executive Vice President and Chief Financial Officer
AT&T Inc.
208 S. Akard St.
Dallas, TX 75202

       Re: AT&T Inc.
           Form 10-K for the Year Ended December 31, 2017
           Form 10-Q for the Period Ended June 30, 2018
           File No. 001-08610

Dear Mr. Stephens:

       We have completed our review of your filings. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.



                                                          Sincerely,

                                                          Division of
Corporation Finance
                                                          Office of
Telecommunications